CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-8, dated May 23, 2003, the reference to our report dated March 12, 2003 with respect to the Financial Statements of Age Research Incorporated, for the year ended December 31, 2002

/s/ Harold Spector
Spector & Wong, LLP
May 23, 2003
Pasadena, California